UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2013

Apria Healthcare Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-168159	33-0488566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26220 Enterprise Court Lake Forest, California	92630
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 639-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On February 19, 2013, Apria Healthcare Group Inc. (the “Company”) entered into a letter agreement with Peter A. Reynolds, the Company’s Chief Accounting Officer and Controller, amending certain terms of Mr. Reynolds’ current compensation arrangements in connection with his assumption of the additional role of principal financial officer of the Company effective as of January 1, 2013. Under the terms of the letter agreement:

•	Mr. Reynolds’ annual base salary has been increased from $279,053 to $375,000 retroactive to January 1, 2013.

•

Mr. Reynolds is eligible for a retention bonus, equal to 100% of his base salary, pro-rated from January 1, 2013 through his termination date and not to exceed 100% of his base salary (the “Retention Bonus”). Receipt of the Retention Bonus is subject to (i) Mr. Reynolds’ continued employment until a new Chief Financial Officer is hired and/or it is determined that his services are no longer required (the “Retention Period”) and (ii) his execution of a general release of claims. In addition, Mr. Reynolds will also be eligible for the Retention Bonus if his employment is involuntarily terminated by the Company prior to the end of the Retention Period for reasons other than unsatisfactory work performance or for a serious offense (as defined under Company policy). The Retention Bonus is in lieu of Mr. Reynolds’ participation in the 2013 Incentive Compensation Plan or any other bonus program sponsored by the Company. The Retention Bonus will be paid in a lump sum, less all applicable state and federal taxes and other lawful withholdings.

•

In addition, the letter agreement provides that any severance payments that Mr. Reynolds may be entitled to under his Amended and Restated Executive Severance Agreement dated September 26, 2008 in connection with a termination of his employment will consist of an aggregate amount equal to the sum of (1) his new annual base salary of $375,000, (2) the average of his new base salary (i.e., $375,000) and his annual bonus paid with respect to fiscal year 2012 and (3) the annual cost of obtaining his medical, dental and vision insurance under COBRA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APRIA HEALTHCARE GROUP INC.

Date: February 25, 2013	By:	/s/ Robert S. Holcombe
	Name:	Robert S. Holcombe
	Title:	Executive Vice President, General Counsel and Secretary